China Recycling Energy Corp. Announces the Completion of additional US $3.68 Million for total of US$30.43 Million in Loan Capital Raised by Beijing Trust

XI'AN, China, Dec. 30, 2009 — China Recycling Energy Corp. (OTC Bulletin Board: CREG; "CREG" or "the Company"), a leading industrial waste-to-energy solution provider in China, today announced the additional successful raise of 25,000,000 yuan (approximately US$3.68 million) on December 18, 2009, in loan support for the Company’s Erdos Power Generation Project. This is in addition to the RMB 181,880,000 yuan (approximately US$26.75 million) raised on December 3, 2009.

The capital raise marked the completion of the first expansion of the Low Carbon Fortune-Energy Recycling No. 1 Collective Capital Trust Plan (“First Expansion of the Plan”) by Beijing International Trust Co., Ltd. (“Beijing Trust”) as announced in a press release issued by China Recycling Energy Corporation on December 8, 2009.

Beijing Trust raised 25,000,000 yuan (approximately US$ 3.68 million) through the sale of 25,000,000 trust units sold at 1 yuan per unit which included 20,000,000 category A1 preferred trust units (approximately US$ 2.94 million) and 5,000,000 category B2 secondary trust units (approximately US$ 0.74 million). The B2 units have been purchased by Xi’an TCH.

All amounts raised under the first expansion are to be loaned to Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”), a joint venture between Xi’an TCH Energy Technology Co., Ltd. (“Xi’an TCH”), a subsidiary of the Company and Erdos Metallurgy Co., Ltd. The loan is a part of the Capital Trust Loan Agreement (the “Agreement”) entered into by Erdos TCH and Beijing Trust on November 19, 2009, took effect on December 3, 2009. Under the Agreement, Beijing Trust will lend the capital to Erdos TCH for its waste heat power generation project phase II and phase III construction and operation, through which Erdos TCH will recycle heat from groups of furnaces of Erdos Metallurgy's metal refining plants to generate power and steam, which will then be sold back to Erdos Metallurgy.

Mr. Guohua Ku, Chairman and CEO of CREG, commented, “We are very pleased to have completed the first expansion of the Beijing Trust Agreement with this additional successful capital raise of US $3.68 Million. This financing arrangement will allow us to continue the planned rollout of additional projects with Erdos."

About China Recycling Energy Corp.

China Recycling Energy Corp. (OTCBB: CREG.OB; "CREG" or "the Company") is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

For more information about CREG, please visit http://www.creg-cn.com ..

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Tel: +86-29-8765-1097
Email: tch@creg-cn.com

In USA:
Mr. Howard Gostfrand
American Capital Ventures, Inc.
Tel: +1-305-918-7000
Email: hg@amcapventures.com

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